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                      EATON VANCE SPECIAL INVESTMENT TRUST
                        ADMINISTRATIVE SERVICES AGREEMENT
                               dated June 19, 1995




                                                                   June 23, 1997



                             Amendment to Schedule A




Effective with their fiscal year end (December 31, 1997), certain Funds which are series of Eaton Vance Special Investment Trust will be restructured as classes of shares. With respect to the EV Investors series, EV Special Equities series, EV Stock series and EV Total Return series, the Marathon and Classic Funds will become Class B and Class C, respectively of the existing Traditional version of the corresponding Fund and the current Traditional Fund will change its name to that indicated on Schedule A hereto with the Traditional shares becoming Class A shares of the renamed Fund.













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                                                                  June 23, 1997



                                   SCHEDULE A

                            Effective January 2, 1998



Eaton Vance Investors Fund
Eaton Vance Special Equities Fund
Eaton Vance Stock Fund
Eaton Vance Total Return Fund